FOR IMMEDIATE RELEASE                                   Tuesday, March 18, 2003
                                                                (No.2003-03-04)

                  ATLANTA TRANSIT BUYS CARMANAH'S I-STOP(TM)
                    SOLAR-POWERED, LED-ILLUMINATED BUS STOP

VICTORIA, BRITISH COLUMBIA - MARCH 18, 2003 - CARMANAH TECHNOLOGIES CORPORATION (TSX VE: CMH) is pleased to announce that the Metropolitan Atlanta Rapid Transit Authority (MARTA) has selected the i-STOP(tm), Carmanah's new solar-powered bus-stop illumination system, for its "Enhanced Service Routes." Atlanta's $125,000 Cdn purchase marks the largest and most prominent installation of i-STOP(tm) systems since the product's market introduction in September of 2002.

"Atlanta's installation will be an ideal showcase for the i-STOP(tm)," stated Carmanah's CEO, Art Aylesworth. "MARTA plans to enthusiastically promote this pilot project and the North American transit industry will be watching with great interest."

As one of the largest agencies in the US Transportation Industry, MARTA is constantly looking for ways to improve services. The solar-powered Carmanah i-STOP(tm) is one of the mechanisms it is implementing to improve service and security, reduce complaints, and increase ridership.

MARTA has identified four normal service routes to become Enhanced Service Routes with Express and Skip Stop services. In addition to providing its core functions of security lighting, bus signaling and illuminated schedule information, MARTA's passengers will know that i-STOP(tm) systems indicate Enhanced Bus-Stop Service.

MARTA'S order was shipped on February 26th, 2003. The four key Atlanta bus routes will operate with the Enhanced Service beginning March 24th, 2003. A special new fleet of unique, blue buses (called "Blue Flyers") will service the Enhanced Stops, and their color will match the color of the i-STOP(tm) systems.


ABOUT THE I-STOP(TM)

i-STOP(tm) is the world's first solar-powered, LED (light emitting diode) bus-stop illumination system and was officially unveiled in September 2002 at the International APTA Conference. Over 20 transportation authorities across North America have responded with multi-unit i-STOP(tm) purchases including agencies from Sacramento, CA; Arlington, VA; Newark, NJ; Seattle, WA; and others.

i-STOP(tm) is the most compact and efficient integrated lighting system of its kind and incorporates the following features:

   {circle}The  TranSignal(tm)  - A  patented  flashing  beacon  to  notify  an oncoming bus that a stop is requested;
   {circle}LED overhead security  lighting  so waiting passengers don't have to wait for their bus in darkness; and
   {circle}An edge-lit illuminated transit timetable for nighttime readability.

"Transit is an industry with a remarkable appetite for new technologies," said Aylesworth. "The i-STOP(tm) is a perfect fit; it's a high-tech, cost-effective means of increasing security and enhancing customer service. It can transform the rider experience and assist in increasing ridership - all while using a 'green' alternative energy source."


Utilizing Carmanah's award-winning, patented solar-powered LED technology, i-STOP(tm) is completely self-contained, which means no trenching, wiring, or their associated time, costs, and effort. Its self-contained design also enables transit agencies to avoid the time-consuming permit process and connection fees associated with hardwired lighting systems. For more information, please visit http://www.carmanah.com/istop.


ABOUT CARMANAH TECHNOLOGIES INC.

Carmanah is an award winning alternative energy manufacturer specializing in patented solar-powered LED lighting solutions for the marine, transit, roadway, railway, aviation and mining markets. The company has more than 50,000 units installed in 110 countries. The shares of Carmanah Technologies Corporation (parent company) are publicly traded on the TSX Venture Exchange under the symbol "CMH" and on the Berlin and Frankfurt Stock Exchanges under the symbol "QCX". For more information, please visit www.carmanah.com.


On Behalf of the Board of Directors
CARMANAH TECHNOLOGIES CORPORATION

" Praveen Varshney "

PRAVEEN VARSHNEY, DIRECTOR


For further information, please contact:

CORPORATE CONTACT:             MEDIA CONTACT:       INVESTOR RELATIONS CONTACT:
Mr. Praveen Varshney, Director Mr. David Davies     Vanguard Shareholder Solutions
Tel:  (604) 629-0264           Tel:  (250) 382-4332 Tel:  (604) 608-0824
Toll-Free:  1-866-629-0264     ddavies@carmanah.com Toll-Free:  1-866-801-0777
investors@carmanah.com                              vanguard@carmanah.com


This release contains forward-looking statements within the meaning of the "safe harbor" provisions of the U.S. Private Securities Litigation Reform Act of 1995. These statements are based on management's current expectations and beliefs and are subject to a number of risks and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. These risks and uncertainties are described under the caption "Note Regarding Forward-looking Statements" and "Key Information - Risk Factors" and elsewhere in our Annual Report for the fiscal year ended December 31, 2001, as filed with the U.S. Securities and Exchange Commission and which are incorporated herein by reference. These risks and uncertainties are also described under the caption "Risk Factors" in our Annual Information Form dated December 31, 2001, as filed with the British Columbia Securities Commission and which are incorporated herein by reference. We do not assume any obligation to update the forward-looking information contained in this press release.



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